Exhibit 5.2

[Letterhead of Norton Rose Fulbright Canada LLP]

February 12, 2024

As Canadian counsel to the agents named in the Prospectus Supplement dated February 12, 2024, to the Prospectus dated February 12, 2024 of Quebec (the Agents), we hereby consent to the references to us under the headings “Validity of the Notes” and “Validity of the Securities” in the Prospectus Supplement dated February 12, 2024 to the Prospectus dated February 12, 2024.

As Canadian counsel to the Agents, we confirm our opinion as to Canadian federal income tax matters is as set forth under headings “Description of the Securities – Debt Securities – Canadian Taxes on Debt Securities” and “Canadian Tax Considerations” in the Prospectus Supplement dated February 12, 2024 to the Prospectus dated February 12, 2024, subject to the qualifications contained therein, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP